Exhibit 10.3

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, DC 20005 www.dft.com

NEWS

FOR IMMEDIATE RELEASE
TUESDAY, MAY 13, 2014

DUPONT FABROS TECHNOLOGY, INC.
INCREASES UNSECURED REVOLVING CREDIT FACILITY TO $560 MILLION
AND LOWERS INTEREST RATE ON $115 MLLION SECURED LOAN
AND REVOLVING CREDIT FACILITY

- EXECUTES NEW PRE-LEASE AT SC1 -

WASHINGTON, DC -May 13, 2014 - DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that the Company exercised the accordion feature on its unsecured revolving credit facility, increasing the total commitment under the facility from $400 million to $560 million. The Company also amended the facility to expand the accordion feature to provide the Company with the option to increase the total commitment to $800 million, if one or more lenders commit to being a lender for the additional amount and certain other customary conditions are met. The interest rate has been reduced 30 basis points from LIBOR + 1.85% to LIBOR + 1.55% and the unused fee decreased 10 basis points. The facility termination date has been extended from March 2016 to May 2018 and still includes a one-year extension option. All other key terms of the credit facility remain in full force and effect. As of the date of this release, there have been no borrowings under this facility.

The Company also decreased the interest rate on its $115 million ACC3 Term loan 30 basis points from LIBOR + 1.85% to LIBOR + 1.55%. All other key terms of the secured loan remain in full force and effect.

“We are pleased to have increased the facility, adding new lenders to the pool, and decreased the interest rates on both the credit facility and secured loan” said Jeffrey H. Foster, Chief Financial Officer of the Company. "This expanded facility provides us with additional capacity to fully fund our development projects in Ashburn, Virginia, Elk Grove Village, Illinois and Santa Clara, CA. We believe that, with these additional commitments and the reduction in interest rates under these loans, we will be able to complete the development of SC1 and the initial phases of ACC7 and CH2 with our existing sources of low cost capital and the free cash flow that we expect to generate from our operations, without having to issue any equity.”

Additionally, the Company has executed a five year pre-lease at SC1 Phase IIA for 2.5 megawatts and 11,037 computer room square feet. This lease results in SC1 Phase IIA being 77% pre-leased on a critical load basis and 75% pre-leased on a square feet basis. SC1 Phase IIA is scheduled to open later this month. This lease is expected to commence in the second quarter of 2014.

About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenanted wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services.  The Company's ten data centers are located in four major U.S. markets, which total 2.5 million gross square feet and 218 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT) is headquartered in Washington, DC.  For more information, please visit www.dft.com.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters described in these forward-looking statements include expectations regarding future events, results and trends and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. We face many risks that could cause our actual performance to differ materially from the results contemplated by our forward-looking statements, including, without limitation, the risk that the assumptions underlying our full year and second quarter 2014 guidance are not realized, the risks related to the leasing of available space to third-party customers, including delays in executing new leases and failure to negotiate leases on terms that will enable us to achieve our expected returns, risks related to the collection of accounts and notes receivable, the risk that we may be unable to obtain new financing on favorable terms to facilitate, among other things, future development projects, the risks commonly associated with construction and development of new facilities (including delays and/or cost increases associated with the completion of new developments), risks relating to obtaining required permits and compliance with permitting, zoning, land-use and environmental requirements, the risk that we will not declare and pay dividends as anticipated for 2014 and the risk that we may not be able to maintain our qualification as a REIT for federal tax purposes. The periodic reports that we file with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2013 and the quarterly report on Form 10-Q for the three months ended March 31, 2014, contain detailed descriptions of these and many other risks to which we are subject. These reports are available on our website at www.dft.com. Because of the risks described above and other unknown risks, our actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by our forward-looking statements. The information set forth in this news release represents our expectations and intentions only as of the date of this press release. We assume no responsibility to issue updates to the contents of this press release.

For Additional Information:
Jeffrey H. Foster    Christopher Warnke
Chief Financial Officer    Manager, Investor Relations
+1 (202) 478-2333    +1 (202) 478-2330

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